UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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☐	Preliminary Information Statement
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The RBB Fund, Inc.
(Name of Registrant As Specified In Its Charter)
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THE RBB FUND, INC.

S1 FUND

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE  19809

May 23, 2012

Dear Shareholder:

This letter is being provided to shareholders of the S1 Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of the addition of a new sub-adviser for the Fund.

Simple Alternatives, LLC (“Simple Alternatives”) and the Company are required to furnish shareholders with information about new sub-advisers and sub-advisory agreements. This notification is a condition of an exemptive order that Simple Alternatives and the Company received from the Securities and Exchange Commission permitting Simple Alternatives, as the Fund’s investment adviser, to hire new sub-advisers or make changes to the existing sub-advisory agreements with the approval of the Company’s Board of Directors, but without obtaining approval of the shareholders of the Fund.

The enclosed “Information Statement” provides information relating to the addition of a new sub-adviser for the Fund.  The addition of a new sub-adviser as described in the “Information Statement” does not require shareholder approval.  You have previously been provided with the Fund’s prospectus reflecting the addition of the new sub-adviser.

Please take a few minutes to review the attached materials and thank you for your investment in the S1 Fund.

Best regards,

/s/ Salvatore Faia
Salvatore Faia
President
The RBB Fund, Inc., on behalf of the S1 Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.S1Fund.com

THE RBB FUND, INC.

S1 FUND

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE  19809

INFORMATION STATEMENT

May 23, 2012

This Information Statement is being provided to the shareholders of the S1 Fund (the “Fund”), a portfolio of The RBB Fund, Inc., to provide information regarding the sub-advisory agreement recently entered into by Simple Alternatives, LLC (the “Adviser”) with Maerisland Capital, LLC (“Maerisland”).  THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland.  The Company currently consists of 18 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation with an emphasis on absolute (positive) returns and low correlation to traditional financial market indices such as the S&P 500® Index.  The Fund utilizes a multi-manager approach whereby the Fund’s assets are allocated to one or more sub-advisers (“Sub-Advisers”) in percentages determined at the discretion of the Adviser.  The Adviser also manages a portion of the Fund’s assets and monitors Sub-Adviser trading with the dual objectives of maximizing each Sub-Adviser’s investment flexibility and assuring that the Fund as a whole complies with investment restrictions.

The existing Sub-Advisers to the Fund consist of the following: Roaring Blue Lion Capital Management, LLC (“Blue Lion”), Courage Capital Management, LLC (“Courage Capital”), Cramer Rosenthal McGlynn (“CRM”), Lauren Templeton Capital Management, LLC (“LT”), Maerisland, Starwood Real Estate Securities, LLC (“SRES”) and Trellus Management, LLC (“Trellus”).  As of the date of this Information Statement, the Fund’s assets allocated to Sub-Advisers are allocated among Blue Lion, Courage Capital, LT, Maerisland, SRES and Trellus.

The strategies utilized by the Fund are hedge fund-type strategies and include absolute return strategies as well as strategies aimed at enhanced risk-adjusted returns.  The strategies and investment techniques employed by the Sub-Advisers aim to produce absolute returns over a full market cycle while managing risk exposure.

The Adviser has primary responsibility for allocating Fund assets in a manner that attempts to diversify the Fund’s portfolio across multiple strategies and investment styles that the Adviser believes are complementary and, when combined, will produce enhanced risk-adjusted returns.  The Adviser reviews a range of qualitative and quantitative factors when determining the allocations and reallocations to Sub-Advisers, including, but not limited to, the Sub-Adviser’s style, historical performance and the characteristics of each Sub-Adviser’s allocated assets (including investment process and statistical analysis).  The Adviser will allocate Fund assets among strategies of the Sub-Advisers that it believes offer the potential for attractive long-term investment returns individually and are expected to blend within the Fund’s portfolio so that it will have low correlation and low volatility relative to the broader stock and bond markets.  The Adviser may direct a Sub-Adviser to reduce or limit its investment in certain assets or asset classes in order to achieve the desired composition of the Fund’s overall portfolio.  The Adviser retains the discretion to invest the Fund’s assets in securities and other instruments directly and may do so in certain circumstances including pending allocation to a Sub-Adviser, to hedge against overall Fund exposure created by the Sub-Advisers, or to increase or reduce the Fund’s exposure to a particular issuer, sector, industry or general market risk, including interest rate risk.

Each Sub-Adviser is responsible for the day-to-day management of its allocated portion of Fund assets.  The Adviser has ultimate responsibility, subject to the oversight of the Board of Directors of the Company (the “Board”), to oversee the Sub-Advisers, and to recommend their hiring, termination and replacement.  The Fund pays the Adviser a monthly fee at an annual rate of 2.75% of the Fund’s average daily net assets.  The addition of Maerisland as a Sub-Adviser will not result in a change to the Adviser’s advisory fee.

The Adviser has contractually agreed to forgo all or a portion of its advisory fee and/or reimburse expenses in an aggregate amount equal to the amount by which the total annual Fund operating expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, litigation, extraordinary items, interest or taxes) exceed 2.95% and 3.20% of the average daily net assets attributable to the Fund’s I Shares and R Shares, respectively.  These contractual limitations are in effect until at least December 31, 2012 and may not be terminated without Board approval.  Because dividend expenses on short sales, acquired fund fees and expenses, brokerage commissions, litigation, extraordinary items, interest and taxes are excluded from the expense limitations, total annual Fund operating expenses (after fees forgone and expense reimbursements) are expected to exceed the applicable expense limitation.  If at any time during the first three years the Fund’s Advisory Agreement with the Adviser is in effect, the Fund’s total annual Fund operating expenses for that year are less than 2.95% with respect to I Shares and 3.20% with respect to R Shares, the Adviser is entitled to reimbursement by the Fund of the advisory fees forgone and other payments remitted by the Adviser to the Fund during such three-year period if such reimbursement by the Fund does not cause the Fund to exceed existing expense limitations.

Maerisland Capital LLC and the New Sub-Advisory Agreement

At a regular meeting of the Board held on December 8, 2011, the Directors, including a majority of those Directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new sub-advisory agreement with respect to the Fund between the Adviser and Maerisland (the “New Agreement”).  The New Agreement became effective on January 1, 2012 but no assets were allocated to Maerisland until February 27, 2012.

The terms and conditions of the New Agreement are substantially the same as those of each existing sub-advisory agreement with the Fund’s other Sub-Advisers, except that the rate to be paid to Maerisland under the New Agreement may differ from the fee rate charged by the Fund’s other Sub-Advisers pursuant to their respective sub-advisory agreements with the Adviser.

The New Agreement provides that Maerisland shall, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the Fund’s assets as the Adviser may from time to time allocate to Maerisland for management (the “Sub-Advised Assets”).  The Sub-Adviser is to manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Company’s Chief Compliance Officer, or by the Board that have been furnished in writing to the Sub-Adviser, (ii) the asset diversification tests applicable to regulated investment companies as set forth in the Internal Revenue Code, (iii) written instructions and directions received from the Adviser or the Fund, and (iv) the requirements of the 1940 Act and Investment Advisers Act of 1940 (“Advisers Act”), and all other applicable federal and state laws governing the performance of the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time.

The New Agreement provides that, absent instructions from the Adviser or the officers of the Company, Maerisland shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading.  In executing portfolio transactions and selecting brokers, dealers or other persons, Maerisland shall use its best judgment to obtain the best overall terms available.  In assessing the best overall terms available for any transaction, Maerisland is to consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, Maerisland may also consider the brokerage and research services provided to the Fund and/or other accounts over which Maerisland or an affiliate of Maerisland exercises investment discretion.  A broker or dealer providing brokerage and/or research services may receive a higher commission than another broker or dealer would receive for the same transaction.

The New Agreement provides that Maerisland may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by Maerisland, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Maerisland in the manner it considers to be most fair and equitable over time to the Fund and to its other accounts.  In some instances, this procedure may adversely affect the size of the position obtainable for the Fund or the amount of the securities that are able to be sold for the Fund.

The New Agreement provides that Maerisland, in connection with its rights and duties with respect to the Fund and the Company, shall use the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims.  The New Agreement provides that Maerisland shall not be liable for any loss arising out of any portfolio investment or disposition pursuant to the New Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under the New Agreement.

The New Agreement provides that the Sub-Adviser will indemnify the Adviser, the Company and the Fund against certain liabilities and expenses, except that the Adviser, the Company and the Fund shall not be indemnified for any liability or expenses that result from the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the New Agreement.

The New Agreement also provides that the Adviser will indemnify Maerisland against certain liabilities and expenses, except that Maerisland shall not be indemnified for any liability or expenses that result from Maerisland’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under the New Agreement.

The Board or holders of a majority of the outstanding voting securities of the Fund may terminate the New Agreement upon 60 days’ written notice to the Sub-Adviser.  The Adviser may terminate the New Agreement immediately upon notice to Maerisland.  The New Agreement also may be terminated by Maerisland upon 60 days’ written notice to the Adviser and the Fund.  The New Agreement terminates automatically in the event of an assignment (as defined in the 1940 Act), and automatically terminates upon termination of the Advisory Agreement.

Maerisland receives fees from the Adviser for its services out of the fees that the Fund pays to the Adviser under the Advisory Agreement.  The Fund pays no additional fees directly to Maerisland.  The Fund would have paid the same amount of advisory fees had the New Agreement been in effect during the last fiscal year.

Information About Maerisland.  Maerisland is a registered investment adviser located at 500 Newport Center Drive, Suite 600, Newport Beach, California 92660.  Maerisland was

formed in September 2011.  As of March 31, 2012, Maerisland managed approximately $20.1 million in client assets.  Mark Beder is the principal owner and portfolio manager of Maerisland.  Maerisland uses a long/short global investment strategy that focuses on proprietary research in managing its portion of the Fund.

Portfolio Manager.  Mr. Beder has over 18 years of investment experience as a fundamental, bottoms-up investor and has managed global equity portfolios with long-only, market-neutral and long/short hedged strategies.  Prior to forming Maerisland, Mr. Beder was a partner with the Tremblant Capital Group (“Tremblant”) from September 1, 2005 through 2010.  Mr. Beder was the founding member and sole portfolio manager of the Tremblant-Trident Funds.  Following Tremblant’s restructuring in late 2008, Mr. Beder was named a partner at Tremblant, managed a generalist book within Tremblant’s main fund, and served on the Investment and the Risk Management Committees.  Prior to his work at Tremblant, Mr. Beder was a co-founder and co-portfolio manager of KiCap Management Funds (“KiCap”), series market neutral hedge funds.  Mr. Beder and his co-portfolio manager at KiCap began their work together while co-heading the global telecom and media team at Tiger Management, LLC.  Mr. Beder and his partner managed a book of over $300 million of assets within Tiger Management’s main fund.  Prior to joining Tiger Management in 1999, Mr. Beder spent 6 years with The Capital Group Companies where he managed a $1.4 billion global telecom portfolio and was the lead manager to an additional $6 billion in global telecom assets.  Prior to entering the investment industry, Mr. Beder was a Lieutenant Commander and Assault Team Leader with the United States Navy SEAL Team.  Mr. Beder holds a Masters of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology.  Mr. Beder serves as a Trustee for Harbor Day School and is a Board Member for Second Harvest Food Bank of Orange County.

Principal Executive Officer and Directors.  Set forth below in alphabetical order is a list of each executive officer and director of Maerisland indicating position(s) held with Maerisland and other business, profession, vocation or employment of a substantial nature.  The address of each individual is c/o Maerisland at the address noted above.

Name	Position(s) Held with Maerisland	Other Substantial Business, Profession, Vocation or Employment
Christopher Lee Ainsworth	Chief Compliance Officer, Chief Operating Officer, Chief Financial Officer	None
Mark Beder	Chief Executive Officer, Chief Investment Officer, Managing Member	None

Other Advisory Clients. Maerisland does not act as investment adviser or sub-adviser to another registered investment company having a similar investment objective to that of the Fund.

Board’s Considerations in Approving the New Agreement.  The Board, including a majority of all those Directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved the New Agreement at a meeting held on December 8, 2011

(the “Meeting”).  In considering the approval of the New Agreement, the Directors took into account all materials provided prior to and during the Meeting, the presentations made during the Meeting, and the discussions during the Meeting.  Among other things, the Directors considered (i) the nature, extent, and quality of services to be provided to the Fund by Maerisland; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Maerisland’s investment philosophies and processes; (iv) Maerisland’s assets under management and client descriptions; (v) Maerisland’s soft dollar commission and trade allocation policies, including information on the types of research and services obtained in connection with soft dollar commissions; (vi) Maerisland’s proposed advisory fee arrangements with the Investment Adviser and other similarly managed clients; (vii) Maerisland’s compliance procedures; (viii) Maerisland’s financial information and insurance coverage; (ix) the extent to which economies of scale are relevant to the Fund; (x)  the expected impact on the profitability of the Investment Adviser; and (xi) performance information provided by Maerisland regarding similarly managed accounts.

The Directors concluded that Maerisland had substantial resources to provide services to the Fund.  The Directors also considered the sub-advisory fees payable to Maerisland under the New Agreement.  In this regard, the Directors noted that the fees for Maerisland were payable by the Adviser.

After reviewing the information regarding Maerisland’s costs, profitability and economies of scale, and after considering the services to be provided by Maerisland, the Directors concluded that the investment advisory fees to be paid by the Adviser to Maerisland were fair and reasonable.

Additional Information

Advisory and Sub-Advisory Fees.  For the fiscal period September 30, 2010 through August 31, 2011, the Fund paid advisory fees to the Adviser in the aggregate amount of $93,848 and the Adviser paid sub-advisory fees to the Sub-Advisers in the aggregate amount of $211,726.

As of April 20, 2012, the Company’s Directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund.  For the fiscal year ended August 31, 2011, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser.  The Adviser is a professional investment management firm registered with the Securities and Exchange Commission under the Investment Advisers Act.  The Adviser was established in October 2009.  James Dilworth owns 100% of the voting securities of the Adviser.  The Adviser is located at 90 Grove Street, Suite 205, Ridgefield, Connecticut 06877.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature.  The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Simple Alternatives, LLC	Other Substantial Business, Profession, Vocation or Employment
James Kendall Dilworth	Chief Executive Officer, Managing Member	None
Francis Joshua Kernan	Chief Marketing Officer	None
Lelia Marie Long	Chief Compliance Officer	None
Bruce Scott MacDonald	Chief Investment Officer	None
Paul Joseph Rossi	Chief Operating Officer, Chief Financial Officer	None

Information About Distributor and Administrator.   BNY Mellon Asset Servicing (US), Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, serves as the Fund’s administrator and Foreside Funds Distributors, LLC, 400 Berwyn Park, 899 Cassatt Road, Berwyn, Pennsylvania 19312, serves as the Fund’s principal underwriter.

Shareholder Reports.  The Fund will furnish, without charge, copies of its February 29, 2012 semi-annual report and August 31, 2011 annual report to any shareholder upon request addressed to: S1 Fund, c/o BNY Mellon Investment Servicing (US) Inc., 4400 Computer Drive, Westborough, MA 01581

Share Ownership Information.  This Information Statement is being provided to shareholders of record of the Fund as of April 20, 2012.  On such date, the Fund had 6,021,148.484 I Shares outstanding.  R Shares of the Fund have not been issued as of the date of this Information Statement.

As of April 20, 2012 to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below.

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of April 20, 2012
S1 Fund — I Shares	Charles Schwab & Co Inc Special Custody A/C FBO Customers Attn Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4122	4,633,221.901	76.94%

Procedures for Shareholder Communications with the Board.  The Board will receive and review written correspondence from shareholders.  Shareholders may address correspondence to individual Directors or to the full Board at the Company’s principal business address.  The Board or an individual Director will respond to shareholder correspondence in a manner that the Board or Director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual Directors or the Board.  Copies of all such correspondence are forwarded promptly to an individual Director or the Board, as applicable.  The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual Director or the Board, and communicates such response to the Board or Director to whom the correspondence was addressed.

Shareholder Proposals.  The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law.  Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more Directors.  Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting.  The timely submission of a proposal does not guarantee its consideration at the meeting.